EXHIBIT 99.1

STEWARDSHIP FINANCIAL CORPORATION
DECLARES CASH DIVIDEND

Midland Park, NJ – September 22, 2010 - The Board of Directors of Stewardship Financial Corporation (NASDAQ: SSFN), parent company of Atlantic Stewardship Bank, has declared a $0.05 per share cash dividend.  Common stockholders of record as of October 15, 2010 will be paid the dividend on November 1, 2010.
In announcing the dividend, Chairman William C. Hanse stated, “We are pleased to continue to recognize our shareholders with this dividend.  The board remains diligent in monitoring the Corporations dividends during these uncertain economic times.”
Paul Van Ostenbridge, President and Chief Executive Officer continued, “The banking industry is still operating in a very difficult economy.  Our management team is constantly monitoring all challenges to mitigate potential problems in the future.  As a result of the current economic environment, the Board has elected not to declare a stock dividend at this time.  Despite the slow improvement of the economic conditions, the Board of Directors remains committed to providing value to our shareholders as well as giving back to the community through the bank’s unique tithing mission.”
The Corporation’s subsidiary, Atlantic Stewardship Bank is celebrating its 25th Anniversary. Founded in 1985 in Midland Park, New Jersey, Atlantic Stewardship Bank is a full service commercial bank with a specific purpose. The bank was established to provide quality financial service to both businesses and individual consumers. In addition the bank was designed to Tithe, or share, ten percent of its profits annually with Christian charities.
Stewardship Financial Corporation’s subsidiary, Atlantic Stewardship Bank, has 13 banking offices in Midland Park, Hawthorne (2 offices), Montville, North Haledon, Ridgewood, Pequannock, Waldwick, Wayne (3 offices), Westwood and Wyckoff, New Jersey.  . Please visit our website at www.asbnow.com or call 201-444-7100 for information regarding our products and services.